Exhibit 99.2

NetREIT, Inc. and Subsidiaries

Consolidated Balance Sheet

	December 31, 2014	Pro Forma Adjustments Self-Storage (a)	Pro Forma Total

ASSETS
Real estate assets and lease intangibles:
Land	$47,681,450	$ (7,537,387)	$40,144,063
Buildings and improvements	154,098,293	(25,298,666)	128,799,627
Tenant improvements	13,164,998		13,164,998
Lease intangibles	9,793,814		9,793,814

Real estate assets and lease intangibles, cost	224,738,555	(32,836,053)	191,902,502
Accumulated depreciation and amortization	(26,540,852)	2,863,727	(23,677,125)

Real estate assets and lease intangibles, net	198,197,703	(29,972,326)	168,225,377
Cash and cash equivalents	5,636,002	17,442,171(b)	23,078,173
Restricted cash	4,086,498	(611,884)	3,474,614
Deferred leasing and financing costs, net	3,081,223		3,081,223
Goodwill	2,423,000		2,423,000
Other assets, net	7,200,512	(409,360)	6,791,152

TOTAL ASSETS	$220,624,938	($13,551,399)	$207,073,539

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$123,899,298	$ (17,354,445)	$106,544,853
Accounts payable and accrued liabilities	6,631,804		6,631,804
Dividends payable	997,175		997,175
Below-market rent, net	960,328		960,328
Mandatorily redeemable Series B Preferred Stock, $0.01 par value, $1,000 liquidating preference; shares authorized: 40,000; shares issued and outstanding at December 31, 2014 and 2013: 16,600 and none, respectively	16,600,000		16,600,000

Total liabilities	149,088,605	(17,354,445)	131,734,160

Commitments and contingencies

Equity:
Convertible Series AA preferred stock, $0.01 par value, $25 liquidating preference; shares authorized: 1,000,000; no shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	-		-
Redeemable convertible Series 6.3% preferred stock, $0.01 par value, $1,000 liquidating preference; shares authorized: 10,000; shares issued and outstanding at December 31, 2014 and 2013: none and 1,649, respectively	-		-
Common stock - Series A, $0.01 par value; shares authorized: 100,000,000; shares issued and outstanding at December 31, 2014 and 2013: 16,887,377 and 16,473,674, respectively	168,874		168,874
Additional paid-in capital	143,715,876		143,715,876
Dividends in excess of accumulated losses	(83,150,866)	3,995,267	(79,155,599)

Total stockholders’ equity before noncontrolling interest	60,733,884	3,995,267	64,729,151
Noncontrolling interest	10,802,449	(192,221)	10,610,228

Total equity	71,536,333	3,803,046	75,339,379

TOTAL LIABILITIES AND EQUITY	$220,624,938	(13,551,399)	$207,073,539

NetREIT, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Balance Sheet

As of December 31, 2014

(a)	Represents adjustments to reflect the disposition of the Sparky’s Self-Storage Portfolio. The sales price was $36.5 million excluding closing costs.
(b)	Represents the amount of proceeds from the Sparky’s Self-Storage Portfolio disposition after the repayment of $17.3 million of debt outstanding and prepayment penalties of $2.1 million.